Exhibit 10.2

AMENDMENT-II to CONSULTING AGREEMENT

THIS AGREEMENT with effect as of and from the 1st day of July, 2022 (the “Effective Date”).

BETWEEN:

RAINMAKER WORLDWIDE INC., a corporation incorporated pursuant to the laws of the State of Nevada (hereinafter referred to as “RAIN”)

- and -

2752128 ONTARIO LTD., a corporation incorporated pursuant to the laws of the Province of Ontario (hereinafter referred to as the “Consultant”)

PREAMBLE

WHEREAS RAIN is extending the term of the original contract and adjusting the position and the fees for the services of Consultant as per the Consulting Agreement dated March 1, 2020 and . For the avoidance of doubt the Consultant is now filling the role of Executive Vice President of Finance.

AND WHEREAS RAIN and the Consultant have agreed to the following modified conditions;

1.01 Definitions: Whenever used in this Agreement and in any Schedule hereto, the following terms shall have the following meanings:

(a)	“Agreement” means the Consulting Agreement dated March 1, 2020 (“Original Agreement”) and all Amendments and Schedules attached thereto;

(b)	“Board” shall mean the board of directors of RAIN as constituted from time to time;

(c)	“Effective Date” shall be the date listed above; and

(d)	“Representatives” means Kelly White (“White”).

2.01 Modification to Agreement:

a)	This agreement redefines the term of the original contract (2.01) to three (3) years from the Effective Date defined above.

b)	The compensation is US$15,500. For any consulting amounts unpaid on the due date (1st of the month) the Consultant will accrue interest at 10% per annum and have the right to exchange unpaid amounts for shares at 80% of the thirty (30) day trading average.

c)	The job description with increased responsibilities is as reflected in Attachment - 1.

d)	Stock options of 2,500,000 options to purchase shares of Common Stock at an exercise price of $0.10 effective the date of this amendment. The 500,000 options shall vest upon signing of this agreement and the remainder vesting equally over 12 months. The term of the Stock Options shall be five (5) years.

3.01 Notices: All notices and other communications required or permitted to be given under this Agreement shall be made by e-mail, hand-delivery, first-class prepaid registered mail (with acknowledgment of receipt card), facsimile or overnight air courier guaranteeing next day delivery as follows:

(a)	if to RAIN:

271 Brock Street

Peterborough, Ontario

Email:

(b)	if to the Consultant:

Email:

All such notices and communications shall be deemed to have been received: if emailed or personally delivered, at the time of digital transmission or delivered by hand; if mailed, three (3) Business Days after being deposited in the mail; if faxed, upon the later of 9:00 a.m. (local time) on the first Business Day following acknowledgment of receipt or eight hours after transmission; and, if sent by overnight air courier guaranteeing next day delivery, on the next Business Day after timely delivery to the courier. The parties may change the addresses to which notices are to be given by giving three (3) Business Days’ prior notice of such change in accordance herewith.

3.02 Enurement: Subject to Section 3.01 hereof, this Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.

3.03 Amendment: Subject to any provision of this Agreement to the contrary, any amendment or modification of any provision of this Agreement shall not be effective unless it is in writing and signed by each of the parties hereto.

3.04 Waiver: It is understood and agreed that any party hereto may waive any provision of this Agreement intended for such party’s sole benefit; provided, however, that (i) such waiver is in writing; and (ii) any such waiver of a default by another party, or the excusing of the performance of any condition by another party, shall not constitute a continuing waiver of any other or subsequent default, but shall extend to include only the particular breach or default so waived.

3.05 Further Assurances: Each of the parties hereto covenants and agrees to do or cause to be done all things and to execute and deliver or cause to be executed and delivered all documents as may be necessary or required to fully effectually to carry out the intent and purpose of this Agreement.

3.06 Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

3.07 Severability: In the event that any provision of this Agreement is determined to be void, voidable or unenforceable, in whole or in part, such determination shall not affect or impair or be deemed to affect or impair the validity or enforceability of any other provision of this Agreement.

3.08 Counterparts: This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all such counterparts together shall constitute one and the same instrument and shall be effective as of the date hereof. This Agreement may also be executed by one or both of the parties by facsimile transmitted signature and all parties agree that the reproduction of such signatures shall be treated as though such reproductions were executed originals thereof.

3.09 Reference to Agreement: The terms “this Agreement,” “hereof,” “herein,” “hereunder” and similar expressions refer to this Agreement and not any particular article, section, subsection, clause, subclause, paragraph or subparagraph hereof.

3.10 Extended Meanings: Words importing the singular include the plural and vice versa; and words importing gender include all genders, including the neuter gender, and references to persons shall include all entities and one or more persons, their heirs, executors, administrators or assigns, as the case may be.

3.11 Recitals: The recitals to this Agreement shall form an integral part hereof.

3.12 Arbitration: Whenever and wherever a dispute shall occur among the parties hereto relating to the interpretation or implementation of any of the provisions of this Agreement or where the provisions of this Agreement are subject to this arbitration provision, such matters shall be determined by arbitration in accordance with the provisions of The Arbitration Act (Ontario).

3.13 Independent Legal Advice: The Consultant acknowledges that it has obtained (or, as a freely taken decision, chosen not to obtain) independent legal advice concerning the interpretation and effect of this Agreement. The Consultant further acknowledges and agrees that it has read the Agreement and understands completely the nature of each and every covenant, warranty, representation, promise, obligation and understanding contained in this Agreement.

3.14 Entire Agreement: As of the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the appointment of the Consultant by RAIN are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

3.15 Time: Time shall be of the essence of this Agreement. In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

3.18 Electronic Means: Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the Effective Date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 1st day of July, 2022.

Signature Page to Follow

RAINMAKER WORLDWIDE INC.

Per:	/s/ Michael O’Connor
Name:	Michael O’Connor
Title:	CEO

2752128 ONTARIO LTD.

Per:	/s/ Kelly White
Name:	Kelly White
Title:	President

Attachment - 1

SERVICES OF CONSULTANT

(AS REVISED)

The services of the Consultant are hereby changed as of the Effective Date provided for in this amendment. It represents an increase in responsibilities and services to be provided given the reduction of internal support and requirements related to audited financials and up-listing to a reporting exchange.

The Consultant shall have the responsibility and specific duties described below. References to RAIN shall be deemed to include RAIN and each Company Group Member as appropriate.

Executive Vice President Finance

Responsibility

The consultant fulfils the role of the Executive Vice President Finance as described below.

Position Summary

The Executive Vice President Finance (“EVPF”) is a direct report to the CEO, leader of all finance activities and accounting functions for the Company and a key member of the executive leadership team. The EVPF is responsible for the Company’s finance functions and the interface with external stakeholders and Company management. The Company recently completed the filing of audited statements for 2018-2020. With an up-listing to a reporting exchange and becoming an SEC filing company, the responsibilities associated with this position have increased dramatically. Most importantly is the interface with the Company’s auditor M&K CPAS, LLC.

The EVPF also plays a broad strategic and advisory role on the executive leadership team including providing input and analysis to support the rationale for business development decisions. The EVPF supports strategic business development activities by participating in strategy development, potential partner negotiations, and execution planning as a member of the management team focused on financial implications of opportunities. The EVPF will support the continued growth of the company and is responsible as a member of the leadership team to role model the company’s values as well as fostering the development of people in the company. The EVPF supports all aspects of business and financial planning and analysis, financial reporting, control, treasury and tax.

The key priorities of the position are as follows:

●	Collaborate with the CEO and other key members of the management team to support the evolution of the Company’s overall strategic direction and annual operating plans.

●	Support timely reporting of audited filings necessary to ensure good standing as a public company.

●	Bring considerable entrepreneurial spirit and drive to play a supporting role in building and developing the positioning of the company with equity investors and other financial partners.

●	Lead the finance organization and all of the financial systems and processes, including providing insights into the financial implications of various business decision.

●	Collaborate with all members of the business development team in the evaluation and negotiation of business development opportunities and major partnerships. This will include the financial analysis and business planning but also defining the appropriate financial structures to deploy RAIN technology globally.

●	Build and cultivate strong and enduring relationships with colleagues and key stakeholders.

EXHIBIT A – Consulting Agreement